UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Robert Craig Breese
   403 West Fourth Street North
P.O. Box 39
   IA, Newton 50208
2. Issuer Name and Ticker or Trading Symbol
   Maytag Corporation (MYG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/15/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Maytag International
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Purch|4/15/ |      |P   | |101               |A  |21.75      |2273.39219         |D     |                           |
ase Plan            |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Maytag ESOP Plan    |      |      |    | |                  |   |           |218.583            |I     |by ESOP Plan 1             |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Employee Stoc|28.83   |       |      |    | |           |   |2    |11/07|Common Stock|       |       |10000       |D  |            |
k Option (Rig|        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stoc|25.575  |       |      |    | |           |   |3    |11/15|Common Stock|       |       |10000       |D  |            |
k Option (Rig|        |       |      |    | |           |   |     |/2012|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Deferred Comp|        |       |      |    | |           |   |4    |     |Common Stock|       |       |1187.496    |I  |By Phantom U|
ensation Plan|        |       |      |    | |           |   |     |     |            |       |       |            |   |nits        |
 (phantom sto|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ck units)    |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Based on account balance as of 3/31/2003.
2. This option has a three-tier vesting schedule; 1/3 vests 11/08/2002, 1/3 vests 11/08/2003 and final 1/3 vests 11/08/2004.
3. This option has a three-tier vesting schedule; 1/3 vests 11/15/2003, 1/3 vests 11/15/2004 and final 1/3 vests 11/15/2005.
4. Payable in cash upon retirement or other termination.
SIGNATURE OF REPORTING PERSON
Robert Craig Breese
Signed by Patricia J. Martin, as attorney in fact for Robert Craig Breese.